Exhibit (h)(9)

FORM OF AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This amendment to the Expense Limitation Agreement (the "Agreement"), dated as of August 23, 2022, by and between IndexIQ ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund” and, collectively, the “Funds”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Advisor”) is effective as of September 29, 2022.

WHEREAS, the Advisor and the Trust desire to amend Schedule A of the Agreement to reflect the addition of IQ Candriam ESG U.S. Mid Cap Equity ETF, a series of the Trust, to the Agreement;

NOW, THEREFORE, the parties agree that Schedule A of the Agreement is hereby amended and restated in the form of Schedule A attached hereto.

This Amendment, the Agreement, and the attachments to this Amendment constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

INDEXIQ ETF TRUST		IndexIQ Advisors LLC

By:		By:
Name:	Jomil M. Guerrero	Name:	Kirk C. Lehneis
Title:	Vice President	Title:	Chief Executive Officer

SCHEDULE A

Funds and Operating Expense Limits

Fund	Operating Expense Limit	Effective Date
IQ 500 International ETF	0.25%	August 31, 2022
IQ Chaikin U.S. Dividend Achievers ETF	0.35%	August 31, 2022
IQ Chaikin U.S. Large Cap ETF	0.25%	August 31, 2022
IQ Chaikin U.S. Small Cap ETF	0.35%	August 31, 2022
IQ S&P High Yield Low Volatility Bond ETF	0.40%	August 31, 2022
IQ S&P U.S. Preferred Stock Low Volatility High Dividend ETF	0.35%	August 31, 2022
IQ Candriam ESG U.S. Large Cap Equity ETF	0.09%	August 31, 2022
(formerly, IQ Candriam ESG US Equity ETF)
IQ Candriam ESG International Equity ETF	0.15%	August 31, 2022
IQ Healthy Hearts ETF	0.45%	August 31, 2022
IQ Global Resources ETF	0.30%	August 31, 2022
IQ Engender Equality ETF	0.45%	August 31, 2022
IQ Clean Oceans ETF	0.45%	August 31, 2022
IQ Cleaner Transport ETF	0.45%	August 31, 2022
IQ U.S. Large Cap R&D Leaders ETF	0.14%	August 31, 2022
IQ U.S. Mid Cap R&D Leaders ETF	0.16%	August 31, 2022
IQ Global Equity R&D Leaders ETF	0.18%	August 31, 2022
IQ CBRE NextGen Real Estate ETF	0.60%	August 31, 2022
(formerly, IQ U.S. Real Estate Small Cap ETF)
IQ Candriam ESG U.S. Mid Cap Equity ETF	0.15%	September 29, 2022

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